Exhibit 1
Amendment dated March 11, 2011
Explanatory Note
          The information included herein replaces certain specified information about the Republic of Italy contained in Exhibit 1, Description of The Republic of Italy (the “Original Exhibit”), to the Republic’s Annual Report on Form 18-K for the fiscal year ended December 31, 2009. To the extent that the information included herein differs from the information set forth in the Original Exhibit, you should rely on the information included herein.
Summary Information — 2010 Developments
          At page 8 of the Original Exhibit, the phrases “Consumer prices, as measured by the harmonized EU consumer price index, increased at an annual rate of 1.5 per cent during the twelve months ended December 31, 2009, compared to a 2.4 per cent increase during the twelve months ended December 31, 2008. Consumer prices, as measured by the harmonized EU consumer price index, increased at an annual rate of 1.9 per cent during the twelve months ended December 31, 2010” are replaced in their entirety by “Consumer prices, as measured by the harmonized EU consumer price index (HICP), increased at an annual rate of 0.8 per cent during the twelve months ended December 31, 2009, compared to a 3.5 per cent increase during the twelve months ended December 31, 2008. The HICP index increased at an annual rate of 1.6 per cent during the twelve months ended December 31, 2010”.
The Italian Economy — 2010 Developments
          At page 19 of the Original Exhibit, the phrase “Consumer prices, as measured by the harmonized EU consumer price index, increased at an annual rate of 1.5 per cent during the twelve months ended December 31, 2009, compared to a 2.4 per cent increase during the twelve months ended December 31, 2008” is replaced in its entirety by “Consumer prices, as measured by the harmonized EU consumer price index (HICP), increased at an annual rate of 0.8 per cent during the twelve months ended December 31, 2009, compared to a 3.5 per cent increase during the twelve months ended December 31, 2008. The HICP index increased at an annual rate of 1.6 per cent during the twelve months ended December 31, 2010”.
Monetary System — Credit Allocation
          At page 50 of the Original Exhibit, the phrase “During 2008, lending activity decreased to -0.7 per cent, from a 5.8 per cent growth in 2008” is replaced in its entirety by “During 2009, lending activity decreased by 0.7 per cent, compared to a 5.8 per cent growth in 2008”.

The External Sector of the Economy — Foreign Trade
          At page 52 of the Original Exhibit, the “Foreign Trade” table is replaced in its entirety by the following table.
Foreign Trade

	2007	2008	2009
	(euro in millions)
Exports (fob)
Agriculture, forestry and fishing	4,992	5,354	4,555
Extractive industries	1,312	1,707	1,061
Manufactured products	348,383	350,599	277,091
Food, beverage and tobacco products	19,166	20,907	19,967
Textiles, leather products, clothing, accessories	42,308	40,912	33,127
Wood, wood products, paper, printing	7,341	7,136	6,167
Coke and refined oil products	13,142	15,440	9,389
Chemical substances and products	22,341	22,217	17,858
Pharmaceutical, chemical-medical, botanical products	11,986	11,938	12,281
Rubber, plastic, non-metallic mineral products	23,279	22,435	18,143
Base metal, metal (non-machine) products	44,465	45,342	32,239
Computers, electronic and optical devices	12,396	11,355	9,591
Electrical equipment	21,780	21,839	17,183
Machines and other non-classified products	68,776	71,024	55,035
Transportation means	39,962	39,422	29,525
Products from other manufacturing activities	21,441	20,633	16,586
Electrical energy, gas, steam, air conditioning	113	366	437
Products from waste treatment and recycling	1,115	1,134	856

Other products	8,829	9,856	7,548

Total exports	364,744	369,016	291,549

Imports (cif)
Agriculture, forestry and fishing	10,409	10,874	9,609
Extractive industries	54,252	68,882	44,865
Manufactured products	295,226	287,887	230,432
Food, beverage and tobacco products	23,495	24,343	22,601
Textiles, leather products, clothing, accessories	25,524	24,718	21,846
Wood, wood products, paper, printing	10,810	9,897	7,941
Coke and refined oil products	6,941	8,442	5,751
Chemical substances and products	33,431	32,196	25,788
Pharmaceutical, chemical-medical, botanical products	14,288	14,666	16,254
Rubber, plastic, non-metallic mineral products	11,305	10,999	9,365
Base metal, metal (non-machine) products	47,399	44,407	24,758
Computers, electronic and optical devices	25,687	24,648	22,667
Electrical equipment	12,491	12,689	10,451
Machines and other non-classified products	27,122	26,806	18,909
Transportation means	46,767	44,316	35,176
Products from other manufacturing activities	9,967	9,762	8,885
Electrical energy, gas, steam, air conditioning	2,170	2,284	2,864
Products from waste treatment and recycling	3,617	4,056	2,053
Other products	7,667	8,067	7,102

Total imports	373,340	382,050	296,926

Trade balance	(8,596)	(13,034)	(5,377)

Source: Annual Report of the Bank of Italy (May 2010) for the year ended December 31, 2009.

Public Debt — General
          At page 92 of the Original Exhibit, the “Total Treasury Issues” table is replaced in its entirety by the following table.
Total Treasury Issues

	June 30, 2009	Sept 30, 2009	Dec 31, 2009
	(euro in millions)
Short-term bonds (BOT)	175,050	167,976	140,096
Medium-and long-term bonds (initially issued in Italy)	1,189,738	1,241,076	1,236,446
External bonds (initially issued outside Italy)(1)	61,394	59,323	60,058
Total Treasury issues	1,426,182	1,468,375	1,436,599

(1)	Italy ordinarily enters into currency swap agreements in the ordinary course of the management of its debt. The total amount of external bonds shown above takes into account the effect of these arrangements and it is not directly comparable to the total amount of external bonds indicated in the table “External Bonds of the Treasury as of December 31, 2009”, which does not take into account: (i) the effect of currency swaps and (ii) the amount of bonds outstanding under Italy’s Commercial Paper Program.
Source: Ministry of Economy and Finance.

3